SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2013

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-129347	87-057730
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 2657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

As previously reported, on December 4, 2013, White Mountain Titanium Corporation (the “Company”) entered into a Binding Memorandum of Understanding (the “MOU”) dated December 3, 2013, with Grand Agriculture Investment Limited (the “Investor”), a company formed in Hong Kong and controlled by Kin Wong, a shareholder of the Company. The MOU provided that the Board of Directors would be expanded to seven persons and that three Investor group designees would be appointed as directors of the Company following the closing of the First Tranche Units, which occurred on December 13, 2013.

Pursuant to the terms of the MOU, on December 30, 2013, Brian Flower resigned as a director of the Company, the number of directors was increased from five to seven persons, and Kin Wong, Yee Y (Sue) Pei, and Weigang Greg Ye, each of whom was designated by Mr. Wong, were appointed as directors to fill the vacancies created by the resignation and the increase in the number of directors. In addition, Mr. May resigned as Chairman of the Board and Mr. Wong was appointed to fill the position. With his resignation as a director, Mr. Flower was removed from the audit committee. However, he will retain his position as Executive Vice-President of the Company and will remain a director of the Company’s subsidiaries. With the foregoing changes, the Board of Directors is now composed of three citizens of the United States, two citizens of England, and two citizens of the People’s Republic of China.

The Board of Directors intends to consider filling the vacancy on the Audit Committee at its next meeting.

Non-executive directors receive $1,000 plus expenses for attendance in person at each meeting of the Board of Directors and receive $500 for attendance at such meetings by conference telephone. Also non-executive directors who are members of committees of the Board receive $1,000 plus expenses for attendance in person at each committee meeting and $500 for attendance at committee meetings by conference telephone. In addition, each chairman of a committee receives $1,000 per meeting they chair.

Set forth below is information provided by each of the new directors:

Kin Wong, age 45, has over 20 years of successful operation, business development and restructuring, and investment experience. He founded and since 2009 has been the Chairman and CEO of both Zhejiang Jingyue Oriental Hotel Management Co. and Zhejiang Shili QianXi Tourism Development Co., a leading tourism and commercial property development firm in Zhejiang Province. From 2006 to 2009, he was the founder and Chairman of Dongguan Xingyu Property Development Co. and Hong Kong Yuxin Properties, during which tenure he successfully developed a luxury commercial and residential hybrid property. Prior to that, he worked for the hotel and property development arm of China Travel Service Holding Hong Kong Limited for over 10 years with progressive managerial responsibilities to eventually become the CEO of a major subsidiary -- Guangzhou Yishun Property Development Co. in 2003, overseeing several billions of Chinese Yuan worth of hotel, office, shopping mall and high end residential property development, restructuring, and investment. Mr. Wong obtained his MBA from Jinan University in 1995.

Mr. Wong has been a shareholder of the Company since 2007, and beneficially owns 3,093,927 shares of common stock (including 700,000 shares issuable upon exercise of outstanding warrants) representing approximately 4.2% of the outstanding common stock of the Company, based upon 73,855,393 outstanding common shares as of the date of this report. In the closing of the sale of the First Tranche Units, he purchased 700,000 units, consisting of 700,000 shares of common stock and First Tranche Warrants to purchase an additional 700,000 shares at $0.45 per share, for total cash consideration of $245,000. Pursuant to the MOU, the Investor has agreed to purchase the Second Tranche Units for $8,000,000 consisting of 20,000,000 shares of common stock and warrants to purchase an additional 18,000,000 shares at $0.55 per share. In connection with the completion of the closing of the sales of the Second Tranche Units, the Company has agreed to grant to Mr. Wong at no additional cost warrants to purchase up to 6,000,000 shares of Common Stock at $0.50 per share exercisable immediately upon issuance and through December 31, 2017.

Yee Y (Sue) Pei, age 51, has spent over 20 years in investment projects in China, across different industries including infrastructure, terminal, hotel, estate, agricultural, pharmaceutical, and mobile internet. In 1992 she joined Hutchison Whampoa China which was involved in investing, building and operating hotel, agricultural, pharmaceutical, mobile devices, and application projects in China. Ms. Pei was one of the leading team members who initiated the project feasibility study, went through the contract negotiation, and established the joint venture for Hutchison Beijing Tongrentang, Hutchison Shenyang Times Hotel, and Hutchison Heilongjiang Agricultural joint venture companies. In 1998 Ms. Pei was appointed and served through June 2010 as General Manager and board director for the joint venture companies in China and gained extensive China experience through the daily operation. From June 2010 through June 2013, she served as Executive Director of Beijing WHSD, which was engaged in the mobile internet business including the company’s strategic plan, budgeting, financial control, etc. From September 1990 until June 1992 Ms. Pei was enrolled in Management Studies at the University of Oxford. In 1986 she received a Bachelor of Arts degree in English Literature at Yanjing University and in 2008 she received a PhD in Agricultural Economic Management at Northeast Agricultural University in China.

In the closing of the sale of the First Tranche Units, Ms. Pei purchased 100,000 units, consisting of 100,000 shares of common stock and First Tranche Warrants to purchase an additional 100,000 shares at $0.45 per share, for total cash consideration of $35,000.

Weigang Greg Ye, age 44, has more than 15 years of experience in private equity, entrepreneurship, executive management and consulting. In 2010 he was one of the founding partners of Delta Capital, a domestic private equity firm in China specializing in early growth equity investments in China, focusing on sectors such as clean technology, high-margin manufacturing, and consumer and information technology, where he has served in Executive Management. From 2006 until 2010 Mr. Ye was a managing partner of Shanghai NewMargin Ventures, a private equity management company in China managing over 10 RMB and USD private-equity funds since its inception in 1999, with total assets under management exceeding RMB 10 billion. During his tenure in NewMargin, Mr. Ye led the investment activities in the clean technology, high-margin manufacturing and IT sectors. Prior to his work at NewMargin, Mr. Ye worked for Cadence Design Systems Inc., a global software company, as Group Director of Corporate Strategy and Business Development, and was with PricewaterhouseCoopers, responsible for financial audit and capital market consulting projects. He has served on the Board of Directors for Dago New Energy from 2009 until 2011 and for Sunking Group since 2008. Mr. Ye graduated in 1993 from Northeast Missouri State University with a Master of Accountancy Degree and obtained his MBA degree from Harvard University in 2001. Mr. Ye is a U.S. CPA in inactive practice status.

In the closing of the sale of the First Tranche Units, Mr. Ye purchased 57,000 units, consisting of 57,000 shares of common stock and First Tranche Warrants to purchase an additional 57,000 shares at $0.45 per share, for total cash consideration of $19,950.

Increase in Plan Shares

Pursuant to Section I(E)(1) of the Company’s 2010 Stock Option/Stock Issuance Plan (the “Equity Plan”), the number of shares eligible for issuance under the Equity Plan was automatically increased from 6,383,669 to 7,385,539 common shares effective January 1, 2014, based upon the number of shares outstanding at December 31, 2013.

2013 Plan Bonuses

At the meeting of the Board of Directors held on December 30, 2013, the Board authorized the granting of 738,554 shares under the Company’s 2010 Management Compensation Plan (the “Management Plan”). Since no awards were made for 2012, the number of shares to be granted under the Management Plan represents approximately one-half of the maximum number permitted for 2012 and 2013 on a combined basis. The executive directors, working with the Compensation Committee, will recommend to the Board the allocation of these shares among the eligible recipients of the Company and its Chilean subsidiary. The Board anticipates that shares awarded to directors and executive officers of the Company or its Chilean subsidiary would be subject to vesting until completion of the Environmental Impact Study on the Cerro Blanco project. Payment of each award shall be made as soon as administratively practicable, however, in no event later than January 30, 2014, in accordance with the terms of the Management Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: January 3, 2014	By /s/ Brian Flower
Brian Flower, Executive Vice President